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INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of The General Chemical Group Inc. on Form S-3 of our report dated February 14, 1997, appearing in the Annual Report on Form 10-K of The General Chemical Group Inc. for the year ended December 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP
Parsippany, New Jersey
June 30, 1997






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